Exhibit 99.1

Contact:  Berkshire Partners LLC

Jeanine Neumann   617-227-0050

BERKSHIRE PARTNERS ANNOUNCES A DISTRIBUTION OF

 CARTER’S COMMON STOCK

Boston, MA — December 7, 2004 — Berkshire Partners LLC (“Berkshire”), the Boston-based private equity firm, announced today a distribution of 3.0 million shares of Carter’s, Inc. (NYSE: CRI) (the “Company”) common stock by investment funds it manages (“Berkshire Funds”).    The shares will be distributed to both the general partner and limited partners of the Berkshire Funds.

Berkshire partnered with management in August 2001 to acquire Carter’s. The Company completed its initial public offering in October 2003 and a secondary offering in September 2004.  Prior to the IPO, the Berkshire Funds owned 20.3 million shares, representing approximately 85% of the Company.   Prior to the current distribution, the Berkshire Funds owned 10.3 million shares representing approximately 37% of the Company.  After the distribution, the Berkshire Funds will own 7.3 million shares representing approximately 26% of the Company.  In connection with the secondary offering in September 2004, the Berkshire Funds, as well as the Company’s executive officers and directors, entered into lock-up agreements expiring December 23, 2004, which were terminated today.

The distribution is consistent with Berkshire’s long term strategy as a private equity firm to realize value for its investors.  The distribution will also increase the market float for Carter’s stock.  Bradley M. Bloom and Ross M. Jones, Managing Directors of Berkshire, are members of the Company’s Board of Directors.

About Berkshire Partners LLC

Berkshire Partners has invested in mid-sized private companies for the past twenty years through six investment funds with aggregate capital commitments of approximately $3.5 billion.  The firm’s investment strategy is to seek companies that have strong growth prospects and to partner with talented management teams who are interested in being owners of the companies they operate.  Berkshire has developed specific industry experience in several areas including consumer products, industrial manufacturing, transportation, communications, business services, and retailing and related services.  Berkshire has been an investor in over 80 operating companies with more than $11.0 billion of acquisition value and combined revenues in excess of $15.0 billion.  Additional information may be found at www.berkshirepartners.com.

About Carter’s, Inc.

Carter’s is the nation’s largest branded marketer of children’s apparel for ages newborn to six years old.  Carter’s branded products are sold through over 4,000 department and national chain stores and its 180 retail stores.  Carter’s also sells products under its Child of Mine brand to Wal*Mart and under the Tykes brand to Target.  Additional information may be found at www.carters.com.